Exhibit 99.01

Laureate Education Acquires Remaining Interest in Universidad Europea De
Madrid


   BALTIMORE--(BUSINESS WIRE)--Dec. 16, 2004--Laureate Education,
Inc. (NASDAQ:LAUR), today announced the acquisition of the remaining interest in Universidad Europea de Madrid ("UEM"). Laureate Education acquired the remaining 22.3% of UEM from the minority shareholders in exchange for $29 million Euros ($38.5 million USD) and a parcel of non-adjacent land owned but not used by the University.
   Universidad Europea de Madrid became Laureate Education's first campus-based university in April 1999, when the Company acquired its initial controlling interest in the University. Since becoming a member of Laureate International Universities, UEM has expanded its program offerings, increased student enrollment by over 26%, and served as a destination university for nearly 1,000 study abroad students from Laureate's international network of universities.
   UEM's accomplishments also include becoming the first completely wireless campus in Europe and the creation of new graduate programs for working adults through a new downtown campus in Madrid. Recently, UEM launched a combined study program with Laureate's Universidad del Valle de Mexico that allows students from Mexico to obtain a degree recognized by both the Spanish and Mexican governments. Such innovations provide a powerful competitive advantage to Laureate's universities throughout Latin America.
   This transaction, coupled with the previously announced acquisitions in Peru and France, is expected to replace all of the interest income previously contemplated in the Company's 2005 guidance related to the $55 million note receivable from Education, Inc. that was repaid earlier this year.
   Laureate Education reiterates both its 2004 guidance of $1.31 to $1.33 ($1.24 to $1.26 excluding the one time net gain from the repayment of the aforementioned note receivable) and its 2005 guidance of $1.60 to $1.65 per diluted share.
   Signal Hill Capital (www.signalhillcapital.com), a boutique investment bank providing clients with objective strategic advisory services, acted as financial advisor to Laureate Education, Inc on this transaction.

   About Universidad Europea de Madrid

   Located in Villaviciosa in Odon, a part of Madrid, Universidad Europea de Madrid first opened its doors to students in 1995, and today ranks as one of the largest private universities in Spain. This well known university offers nationally recognized undergraduate and graduate programs in a wide array of fields, including architecture, business, communications, engineering, health sciences, information technology and sports science. UEM, the recipient of the Madrid Excelente award in recognition of quality facilities and services, enrolls over 7,600 traditional and working-adult students through three locations in Madrid. UEM was accredited by an act of Spanish National Parliament, law 24/95, on July 17, 1995.

   About Laureate Education, Inc.

   Laureate Education Inc. (NASDAQ:LAUR) is focused exclusively on providing a superior university experience to nearly 155,000 students through the leading global network of accredited campus-based and online universities. Addressing the rapidly growing global demand for higher education, Laureate offers a broad range of career-oriented undergraduate and graduate programs through campus-based universities located in Latin America, Europe, and Asia. Through online universities, Laureate offers the growing population of non-traditional, working-adult students the convenience and flexibility of distance learning to pursue undergraduate, master's and doctorate degree programs in major career fields including engineering, education, business, and healthcare.

   Forward Looking Statements

   This release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company's actual results could differ materially from those described in the forward-looking statements.

   The following factors might cause such a difference:

   -- The Company's operations can be materially affected by competition in its target markets and by overall market conditions, among other factors.

   -- The Company's foreign operations, in particular, are subject to political, economic, legal, regulatory and currency-related risks.

   Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company's filings with the Securities and Exchange Commission, including, but not limited to, our most recent Forms 10-K and 10-Q, available for viewing on our website. (To access this information on our website, please click on "Investor Relations," "SEC Filings")


     CONTACT: Laureate Education, Inc.
              Sean Creamer, 410-843-8991
               or
              Chris Symanoskie, 410-843-6394